October 20, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


RE:      Empiric Energy, Inc.
         Commission File No. 33-77120


We were previously the independent auditor of Empiric Energy, Inc. and we reported on the financial statements of Empiric Energy, Inc. as of and for the years ended December 31, 2002 and 2001. On September 8, 2003, we resigned as the independent auditor. We have read Empiric Energy Inc.'s statement included under
Item 4 of its Form 8-K dated October 20, 2003 and we agree with such statements.




                                 WHITLEY PENN, formerly
                                        JACKSON & RHODES, P.C.